Exhibit 10.11

INTERNATIONAL GAME TECHNOLOGY
2002 STOCK INCENTIVE PLAN
ELECTION TO RECEIVE EQUITY AWARD IN LIEU OF FEES

FOR CALENDAR 20__

Director:  __________________________________________________________________
(Print Full Name)

I, the Director named above, hereby irrevocably make the election set forth below pursuant to the International Game Technology 2002 Stock Incentive Plan (the “Plan”), and the Director Compensation Policy adopted thereunder (the “Policy”), with respect to the retainer fees indicated below earned by me for the period specified above.  I understand that my election(s) will be valid only if International Game Technology (the “Company”) receives my completed, signed election form by December   , 20  .

Election to Receive Equity Award in Lieu of Fees

Check and initial one of the following options to indicate whether you wish to receive your Director Fees (as defined below) for the period specified above in the form of cash payments or if you would like to receive all or a portion of your Director Fees in the form of deferred stock units as provided in the Policy.  For these purposes, your “Director Fees” is the amount of all retainers payable for your services as a member of the Company’s board of directors (including the annual Board retainer and any annual retainer you may receive for service as Chair of the Board or Chair of any Board committee) that, but for your election, would have been payable to you in cash.  If you do not select any of these options, you will be deemed to have elected to receive your Director Fees for the applicable period in the form of quarterly cash payments.

I hereby make the following election with respect to my Director Fees for the period specified above:

☐ _____	I elect to receive my Director Fees in the form of quarterly cash payments.

☐ _____
I elect to receive _____% of my Director Fees in the form of deferred stock units.  I understand that, in lieu of cash payment of the portion of my Director Fees I have elected, I will be granted on the first trading day of each quarter a number of deferred stock units determined by dividing (i) the amount of the Director Fees being exchanged for the deferred stock units, by (ii) the closing price of a share of the Company’s common stock on the first trading day of the quarter during which the Director Fees will be earned.  I understand that any such deferred stock units will be fully-vested at grant and generally will be paid in an equal number of shares of the Company’s common stock on or as soon as practicable after the date my Board service terminates.  (See example below.)

Example:  Assume that your quarterly Director Fees are $45,000 and that the closing price of the Company’s common stock on the first trading day of the quarter is $15 per share.  If you elected to exchange 100% of your Director Fees for an award of deferred stock units, you would be granted 3,000 deferred stock units (which represents your $45,000 fee divided by the $15 closing price).  Your deferred units would generally be paid to you in shares when your Board service terminates.

If I have elected to receive my Director Fees in the form of deferred stock units, I understand that my units will be granted under, and subject to all of the other applicable provisions of, the Plan and the Policy.

Signature

I have read and understand this form.  I have received, read and understand the Policy and the Plan document.  I agree to be bound by the terms and conditions of the Policy and the Plan.  If there is any inconsistency between this form and the Policy or the Plan document, the Policy or Plan document, as applicable, controls.  I understand and agree that my election is irrevocable and may not be changed once this form has been filed with the Company.

(Signature of Participant)	(Date)

ACKNOWLEDGEMENT OF DELIVERY OF ELECTION

On behalf of the Company, I hereby acknowledge that the above election was received on the date indicated below.

INTERNATIONAL GAME TECHNOLOGY

By______________________________________